FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Carolyn Ross, (972) 673-7935

DR PEPPER SNAPPLE GROUP RAISES QUARTERLY DIVIDEND 6.3% FROM $0.32 to $0.34 PER COMMON SHARE

Plano, TX, Feb. 8, 2012 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that its Board of Directors declared a quarterly dividend of $0.34 per share on the company’s common stock – a 6.3% increase in the dividend rate. The dividend is payable in U.S. dollars on April 6, 2012, to shareholders of record as of close of business on March 19, 2012.

“Today’s action reflects our strong commitment to return excess cash to our shareholders,” said Larry Young, DPS president and CEO.

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 11 of our 14 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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